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                                                                     EXHIBIT 5.1

                        WINSTEAD SECHREST & MINICK P.C.
                             2400 Bank One Center
                               910 Travis Street
                             Houston, Texas 77002
                               (t) 713/650-8400
                               (f) 713/650-2400


                                                             March 6, 2000


Landry's Seafood Restaurants, Inc.
1400 Post Oak Blvd., Suite 1010
Houston, Texas  77056


              Re:      Landry's Seafood Restaurants, Inc.
                       Registration Statement on Form S-4
                       ----------------------------------

Ladies and Gentlemen:

     Winstead Sechrest & Minick P.C. ("we" or the "Firm"), counsel for Landry's Seafood Restaurants, Inc., a Delaware corporation ("Landry's"), is delivering this opinion in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by Landry's with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), on the date hereof. The Registration Statement relates to the proposed issuance by Landry's of up to 10,131,472 shares (the "Shares") of common stock, par value $.01 per share, of Landry's (the "Common Stock") pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 9, 2000, by and among Landry's, LSR Acquisition Corp., a Delaware corporation ("Merger Sub"), and Rainforest Cafe, Inc., a Minnesota corporation ("Rainforest"). Of the Shares, approximately 6,421,157 shares of Common Stock (the "Treasury Shares") are presently issued but not outstanding (i.e., shares held as treasury stock by Landry's).

     The Merger Agreement provides for the merger (the "Merger") of Rainforest with and into Merger Sub, with Merger Sub continuing as the surviving corporation following consummation of the Merger. The Registration Statement includes a proxy statement/prospectus (the "Proxy Statement/Prospectus") to be furnished to shareholders of Rainforest in connection with their approval of the Merger.

     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
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Landry's Seafood Restaurants, Inc.
March 6, 2000
Page 2


     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement (including the Proxy Statement/Prospectus); (ii) the Merger Agreement;
(iii) a specimen certificate representing the Common Stock; (iv) the Certificate of Incorporation of Landry's, as presently in effect; (v) the By-Laws of Landry's, as presently in effect; (vi) resolutions of the Board of Directors of Landry's relating to the transactions contemplated by the Merger Agreement and the Registration Statement; and (vii) resolutions of the Board of Directors of Landry's relating to the issuance and repurchase of the Treasury Shares. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of Landry's and such agreements, certificates of public officials, certificates of officers or other representatives of Landry's and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed or to be executed by parties other than Landry's, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of Landry's and others.

     For purposes of this opinion, we have assumed that prior to the issuance of any of the Shares: (i) the Registration Statement, as finally amended, will have become effective under the Securities Act; (ii) Rainforest's shareholders will have approved the Merger by all required votes; (iii) Articles of Merger will have been duly filed with the Secretary of State of the State of Minnesota; (iv) a Certificate of Merger will have been duly filed with the Secretary of State of the State of Delaware; and (v) the certificates representing the shares of Common Stock will have been duly executed by an authorized officer of the transfer agent for such securities and will have been registered by the registrar for such securities and will conform to the specimen thereof examined by us.
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Landry's Seafood Restaurants, Inc.
March 6, 2000
Page 3


     We are attorneys admitted to the Bar of the State of Texas, and we do not express any opinion as to the laws of any jurisdiction except for the General Corporation Law of the State of Delaware.

     Based upon and subject to the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized and, upon the issuance of the Shares in accordance with the terms and conditions of the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to references to the Firm under the caption "Legal Matters" in the Proxy Statement/Prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

                                       Very truly yours,


                                       WINSTEAD SECHREST & MINICK P.C.

                                       By: /s/ Arthur S. Berner
                                       ---------------------------------
                                       Arthur S. Berner
                                       For the Firm